EXHIBIT 21

LIST OF SUBSIDIARIES
OF
FURNITURE BRANDS INTERNATIONAL, INC.

Jurisdiction of
Name of Subsidiary	Incorporation

Action Transport, Inc.	Delaware
Broyhill Furniture Industries, Inc.	North Carolina
Broyhill Transport, Inc.	North Carolina
Classic Design Furnishings, Inc.	Virginia
Decorative Hardware Solutions (L) Bhd	Malaysia
D-H Retail Space, Inc.	Delaware
Drexel Heritage Furniture Industries, Inc.	Delaware
Fayette Enterprises, Inc.	Mississippi
Furniture Brands Export Co., Ltd.	Barbados
HDM Furniture Industries, Inc.	Delaware
Henredon Furniture Industries, Inc.	Delaware
Henredon Transportation Company	North Carolina
Henredon Designer Showrooms, Inc.	Delaware
Lane Furniture Industries, Inc.	Mississippi
Lane Home Furnishings Retail, Inc.	Delaware
Laneventure, Inc.	Delaware
Maitland-Smith Asia Holdings Limited	Vanuatu
Maitland-Smith Cebu, Inc.	Philippines
Maitland-Smith Furniture Industries, Inc.	Delaware
Maitland-Smith Home Furnishings, Inc.	Delaware
Maitland-Smith Limited	Hong Kong
P.T. Maitland-Smith	Indonesia
Maitland-Smith Export (L) Bhd	Malaysia
The Lane Company, Incorporated	Virginia
Thomasville Furniture Industries, Inc.	Delaware
Thomasville Home Furnishings, Inc.	Delaware

        Lane Furniture Industries, Inc. also does business as Laneventure.

        Thomasville Furniture Industries, Inc. also does business as The Pearson Company, Hickory Business Furniture, Founders and Creative Interiors. Henredon Furniture Industries, Inc. also does business as Hickory Chair Company.